Exhibit 3.35

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND. PLAN OF MERGER, dated as of. October 15, 1986 by and between AVIONIC INSTRUMENTS INC., a New York corporation (“AII-New York”),. and AVIONIC INSTRUMENTS INC., a Delaware corporation (“AII-Delaware”):

W I T N E S S E T H:

WHEREAS, AII -Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, AII-New York is a corporation duly organized and existing under the laws of the State of New York;

WHEREAS, the respective Boards of Directors of AII-Delaware and AII-New York have determined that, for the purpose of effecting the reincorporation of AII-New York in the State of Delaware, it is advisable and to the advantage of said two corporations and their respective shareholders that AII-New York merge with and into AII-Delaware upon the terms and conditions herein provided (the “Merger”); and

WHEREAS, the respective Boards of Directors of AII -Delaware and AII-New York have approved this Agreement and have directed that this Agreement be submitted to a vote of the shareholders of AII-Delaware and AII-New York;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, AII-New York and AII -Delaware hereby agree as follows:

1.                                       Merger. Subject to the terms and conditions hereof, AII-New York shall be merged with and into AII-Delaware, and AII-Delaware shall survive the Merger. The separate existence of AII-New York shall thereupon cease.

2.                                       Effective Date. The Merger shall become-effective when this Agreement or an appropriate certificate of merger shall have been filed with the Secretaries of State of Delaware and New York (the “Effective Date”).

3.                                       Directors and Officers and Governing Documents. The directors and officers of AII-Delaware shall be the same upon the Effective Date as the directors and officers of AII-New York immediately prior thereto. The Certificate of Incorporation of AII-Delaware, as amended in effect on the Effective Date, shall continue to be the Certificate of Incorporation of AII-Delaware as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The. By-Laws of AII-Delaware, as amended and in effect on the Effective Date, shall continue to be the By-Laws of AII-Delaware as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

4.                                       Succession. On the Effective Date:

(a)                                  AII-Delaware shall succeed to all the rights and obligations of AII-New York and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of AII-New York.

(b)                                 All of the rights, privileges, powers and franchises of AII-New York, and all property, real, personal and mixed, and all debts due to AII-New York, on whatever account, shall be vested in AII-Delaware.

(c)                                  All property, rights, privileges, powers and franchises and all and every other interest of AII-New York shall be thereafter as effectually the property of AII-Delaware as they were of AII-New York, and the title to any real estate vested by deed or otherwise is AII-New York shall not revert or be in any way impaired.

(d)                                 All rights of creditors and all liens upon any property of AII-New York shall be preserved unimpaired, and all debts, liabilities and duties of AII-New York, including those of any employee benefit plan, shall thenceforth attach to AII-Delaware, and may he enforced against it to the same extent as if said debts, liabilities and duties has been incurred or contracted by it.

(e)                                  All corporate acts, plans, policies, agreements, approvals and authorizations of AII-New York, its shareholder, Board of Directors and committees thereof, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, approvals and authorizations of AII-Delaware and shall be as effective and binding thereon as the same were with respect to AII-New York.

(f)                                    The employees and agents of AII-New York shall become the employees and agents of AII-Delaware and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of AII-New York.

(g)                                 The requirements of any plans or agreements of AII-New York involving the issuance or purchase by AII-New York of certain shares of its’ capital stock shall be satisfied by the issuance or purchase of a like number of shares of AII-Delaware.

5.                                       Stock of AII-New York. Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each of the following shall occur:

(a)                                  Each share of the Common Stock, $.10 par value, and each share of the Common Stock, no par value, (collectively, the “Common Stock”) of AII-New York issued and outstanding or held in the treasury of AII-New York immediately prior thereto shall be cancelled and returned and resume the status of authorized and unissued shares of the Common Stock of AII-New York and 200 shares of fully paid nonassessable share of the Common Stock of AII-Delaware shall be issued in respect thereof.

(b)                                 Notwithstanding the provisions of the foregoing subdivision (a) of this Section 5, any outstanding shares of the Common Stock of AII-New York held by stockholders who shall have elected to dissent from the Merger in accordance with Section 623 of the New York Business Corporation Law (“Dissenting Stockholders”) shall not be cancelled and shares of the Common Stock of AII-Delaware shall not be issued in respect thereof, but shall be entitled to receive only such consideration as provided in said Section 623, except that the Common Stock of AII-New York outstanding on the Effective Date and held by a Dissenting Stockholder who shall thereafter withdraw his election to dissent from the Merger or lose his right to dissent from the Merger as provided in said Section 623, shall be deemed cancelled, as of the Effective Date, and such number of shares of the Common Stock of AII-Delaware shall be issued to such holder as such holder otherwise would have been entitled to receive as a result of the Merger.

(c)                                  Each share of the Common Stock of AII-Delaware currently issued and outstanding in the name of AII-New York shall be cancelled and returned and resume the status of authorized and unissued shares of the Common Stock of AII-Delaware, and no shares of the Common Stock of AII-Delaware or other securities of AII-Delaware shall be issued in respect thereof.

6.                                       Stock Certificates. On and after the Effective Date, all of the outstanding certificates which immediately prior to the Effective Date represented shares of the Common Stock of AII-New York shall, respectively, be immediately surrendered for cancellation and the shareholder shall not be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Common Stock of AII-New York evidenced by such outstanding certificates. Upon such surrender, certificates representing shares of Common Stock, $.01 par value, of AII-Delaware shall be issued to the shareholder in respect of the surrendered certificates.

7.                                       Book Entries. As of the Effective Date, entries shall be made upon the books of AII-Delaware in accordance with the following:

(a)                                  The assets and liabilities of AII-Delaware shall be recorded at the sane amounts at which they were carried on the books of AII-New York immediately prior to the Effective Date, with appropriate adjustments to reflect the-retirement of the ten shares of the Common Stock of AII-Delaware currently issued and outstanding.

(b)                                 There shall be credited to the Common Stock account of AII-Delaware the aggregate amount of the par value of all shares of the Common Stock of AII-Delaware resulting from the conversion of the Common Stock of AII-New York pursuant to the Merger.

(c)                                  There shall be credited to the Retained Earnings account of AII-Delaware the amount carried in the retained earnings account of AII-New York immediately prior to the Effective Date.

8.                                       Further Assurances. From time to time, as and when required by AII-Delaware or by its successors and assigns, there shall be executed and delivered on behalf of

AII-New York such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AII-Delaware the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of AII-New York, and otherwise to carry out the purposes of this Agreement, and the officers and directors of AII-Delaware are fully authorized in the name and on behalf of AII-New York or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9.                                       Conditions. Consummation of the Merger is subject to the satisfaction, on prior to the Effective Date, of the following conditions:

(a)                                  This Agreement and the Merger shall have been adopted and approved by the vote of at least two-thirds of the shares of the Common Stock of AII-New York entitled to vote thereon and by-AII-New York as the holder of all the outstanding shares of the Common Stock of AII-Delaware prior to the Effective Date.

(b)                                 All authorizations, consents, filings, waivers, approvals or other action required by law, by agreement of AII-New York or otherwise in connection with the execution, delivery and performance of this Agreement and Plan of Merger shall have been duly made or obtained and shall be in form and substance satisfactory to AII-New York.

10.                                 Amendment. At any time before of after approval and adoption by the shareholder of AII-New York and prior to the Effective Date, this Agreement may be amended in any manner permitted under applicable law as may be determined in the judgment of the respective Boards of Directors of AII-Delaware and AII-New York to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreements; provided, however, that such amendment does not, in the judgment of the Board of Directors of AII-New York, materially adversely affect the rights and interests of the shareholder of AII-New York.

11.                                 Abandonment. At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either AII-New York or AII-Delaware or both, notwithstanding approval of this Agreement by the stockholder of AII-Delaware or the shareholder of AII-New York or both.

12.                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute the agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement on the date first above written.

AVIONIC INSTRUMENTS INC.,
a New York corporation

		By:	/s/ David M. Reinfeld
President

ATTEST:

By:	/s/ Pearl Reinfeld
Secretary

AVIONIC INSTRUMENTS INC.,
a Delaware corporation

		By:	/s/ David M. Reinfeld
President

ATTEST:

By:	/s/ Pearl Reinfeld
Secretary

CERTIFICATE OF SECRETARY
OF
AVIONIC INSTRUMENTS INC.

I, Pearl Reinfeld, Secretary of AVIONIC INSTRUMENTS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly executed on behalf of the Corporation and having been executed on behalf of Avionic Instruments Inc., a corporation organized and existing under the laws of the State of New York, was duly adopted pursuant to Section 228 of Title 8 of the Delaware Code of 1953, by the written consent of the sole shareholder holding ton shares of the capital stock of the Corporation, the same being all of the shares issued and outstanding having voting power, which Agreement and Plan of Merger was thereby adopted as the act of said sole shareholder and as the agreement and act of the Corporation.

WITNESS my hand on this 15th day of October, 1986

/s/ Pearl Reinfeld
Pearl Reinfeld
Secretary